FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2016 RESULTS

CRANBURY, New Jersey – (April 27, 2016) – Innophos Holdings, Inc. (NASDAQ: IPHS), today announced its financial results for the first quarter 2016.
Highlights

•	Adjusted EBITDA of $31 million, in line with first quarter 2015, and up 39% sequentially, resulting in a margin of 17%, up 90 basis points compared to the prior year quarter.

•	Adjusted diluted EPS for the first quarter 2016 was $0.66 compared to an adjusted EPS of $0.64 for the first quarter 2015 and an adjusted EPS of $0.32 for the fourth quarter 2015.

•	Restructuring and streamlining savings of $2.5 million in line with expectations.

•	Innophos Nutrition plant closure at Paterson, NJ effective March 31st.

•	Han Kieftenbeld joins the company as Senior Vice President and Chief Financial Officer.

•	Amy Hartzell joins the company as Vice President, Supply Chain and Purchasing.

Kim Ann Mink, Ph.D., Chief Executive Officer, commented, “In the first quarter, we began constructing a road map for the strategic direction of Innophos, while simultaneously identifying value creation levers that will drive sustainable improvement in the company’s financial performance. While still early in our journey, I am pleased with the level of engagement across the entire organization. These initiatives will continue to be a core focus for us throughout 2016. While the market environment continues to pose challenges for our business, we generated adjusted EBITDA of $31 million, up significantly on a sequential basis. We are pleased to report this sequential improvement in our profitability and to see our cost management efforts begin to take effect during the quarter.”
Dr. Mink continued, “Going forward, we are committed to making meaningful changes to drive operational excellence, commercial excellence and strategic growth, the three strategic pillars of our transformation. Underlying all three of these pillars is a foundation based on building a strong management team who brings deep industry, functional and change management experience. Accordingly, we have already begun this process with the recently announced hire of Han Kieftenbeld as Chief Financial Officer. I am also pleased to highlight the addition of Amy Hartzell, Vice President, Supply Chain and Purchasing to our management team. As we continue to execute on our strategic pillars, I am confident that Han and Amy’s contributions will help support and enhance our transformation, creating strategic growth and delivering value for our shareholders. We are off to an excellent start to our journey and look forward to our future.”

First Quarter Results

•	Net sales for the first quarter 2016 of $190 million were down 6% compared to the first quarter 2015, and up 11% sequentially.

•
Specialty Phosphates sales of $177 million were down 7% versus the prior year quarter, primarily due to lower volumes in the US/Canada segment, as selling prices were relatively flat overall. Sales increased 7% sequentially, on 2% higher prices and 5% higher volumes.

◦
US/Canada Specialty Phosphates sales of $137 million were down 7% compared to the prior year quarter, and up 8% sequentially. Selling prices increased 1% year over year, on improved customer mix, while volumes declined 8%, due to weak demand that carried into the early part of the quarter and reduced sales in lower margin, less differentiated applications.

◦	Mexico Specialty Phosphates sales of $40 million decreased 4% compared to the year ago period on 1% lower volumes and 3% lower prices, primarily in PPA, and increased 6% sequentially.

•	GTSP & Other sales of $13 million were up 2% versus prior year quarter primarily on higher volumes, mostly offset by weaker fertilizer market prices. Sales were well up on a sequential basis.

•	Adjusted EBITDA of $31 million was on par with prior year and up 39% sequentially.

•	Adjusted diluted EPS for the first quarter 2016 was $0.66 compared to an adjusted EPS of $0.64 for the first quarter 2015 and an adjusted EPS of $0.32 for the fourth quarter 2015.

•	Capital expenditures were $8 million in the first quarter 2016 (approximately 75% maintenance, 25% growth).

•
Net debt increased sequentially by $19 million in the first quarter 2016, to $214 million, due to tax payments made in the United States after recognizing revenue received from foreign subsidiaries in the fourth quarter 2015 for United States income tax purposes. The related expenses pertaining to that revenue will be recognized for United States income tax purposes over the next two years.

Recent Trends and Outlook

Specialty Phosphates volumes are expected to decline by 3-5% for full year 2016 compared to 2015, primarily due to reduced sales in lower margin, less differentiated applications in the United States and detergent application reformulation that is expected to affect the Mexico Specialty Phosphates segment. Market demand in 2016 is expected to remain challenging in the United States and Canada home markets due to continued pressures on packaged foods.

Market phosphate rock prices declined approximately 12% in the first quarter 2016 versus the fourth quarter 2015, and sulfur market prices decreased 14% during the same period. Both are expected to ease further in the second quarter given current weak fertilizer market conditions.
Cost improvements from the restructuring program implemented in the third quarter 2015 were in line with expectations, with $2.5 million lower costs realized in the current quarter against the third quarter 2015 baseline. Management continues to review cost actions and productivity initiatives given the challenging market conditions.

Adjusted EBITDA of $31 million for the first quarter 2016 yielded a margin of 17%, up 90 basis points compared to the prior year quarter. Adjusted EBITDA results for the second quarter are expected to be broadly in line with first quarter 2016 when considering the following effects:

•	Continued headwinds in sales; seasonality expected to provide sequential improvement.

•	Strength of US Dollar will continue to attract competition from overseas and pressure exports from the US.

•	Some softening of raw material costs.

•	Planned maintenance stoppage cost expected in the $4 million range.
2016 capital expenditures will approximate $40 million due to additional requirements to support strategic manufacturing initiatives and restructuring, along with continuous improvement in our plants.

Conference Call

Innophos will host its first quarter 2016 conference call on Thursday, April 28, 2016 at 10:00 am ET. The call can be accessed by dialing 1-888-771-4371 (U.S.) or 1-847-585-4405 (international) and entering passcode 42367604. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on April 28 and 11:00 pm ET on May 12, 2016. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 4236 7604#. Additional information on Innophos’ first quarter results can also be found on the Company’s website.

About the Company
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information please visit www.innnophos.com 'IPHS-G'
SOURCE Innophos Holdings, Inc.
Contact
Investors: Mark Feuerbach, 609-366-1204 or investor.relations@innophos.com
Media: Bryan Armstrong, FTI Consulting, Inc., 312-553-6707
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Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended March 31,
	2016	2015

Net sales	$189,630	$201,609
Cost of goods sold	148,914	161,083
Gross profit	40,716	40,526
Operating expenses:
Selling, general and administrative	18,235	17,991
Research & development expenses	996	1,174
Total operating expenses	19,231	19,165
Operating income	21,485	21,361
Interest expense, net	1,799	1,151
Foreign exchange loss (gain)	(39)	2,315
Income before income taxes	19,725	17,895
Provision for income taxes	6,883	5,952
Net income	$12,842	$11,943

Diluted Earnings Per Participating Share	$0.66	$0.55
Diluted weighted average participating shares outstanding	19,430,029	21,501,634
Dividends paid per share of common stock	$0.48	$0.48
Dividends declared per share of common stock	$0.48	$0.48

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)
	1Q16	1Q15	2Q15	3Q15	4Q15	2015
Net Income	$12,842	$11,943	$13,603	$5,433	($4,633)	$26,346
Interest	1,799	1,151	1,403	1,869	3,095	7,518
Taxes	6,883	5,952	6,142	2,628	(945)	13,777
Depreciation & Amortization	9,282	9,871	10,761	9,048	8,855	38,535
EBITDA	30,806	28,917	31,909	18,978	6,372	86,176

Adjustments
Non-cash stock compensation (ordinary) *	534	183	1,402	658	180	2,423
Translation (income) expense	(39)	2,315	117	2,629	(1,180)	3,881
Restructuring (income) expense	(43)	0	0	8,621	0	8,621
Management transition expense	0	0	0	0	11,789	11,789
Specialty Phosphates inventory reserves	0	0	0	0	3,312	3,312
Revision of 2014 supplier costs	0	0	0	0	2,000	2,000
Adjusted EBITDA	$31,258	$31,415	$33,428	$30,886	$22,473	$118,202

Percent of Sales	16.5%	15.6%	15.4%	15.5%	13.2%	15.0%

* Not adjusted for in Adjusted EPS

Segment Reporting – First Quarter
The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and EBITDA, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended March 31,		Net Sales
	2016	2015	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$136,720	$147,124	(7.1)%
Specialty Phosphates Mexico	40,398	42,220	(4.3)%
Total Specialty Phosphates	177,118	189,344	(6.5)%
GTSP & Other	12,512	12,265	2.0%
Total	$189,630	$201,609	(5.9)%

Segment EBITDA
Specialty Phosphates US & Canada	$17,611	$21,949
Specialty Phosphates Mexico	13,158	7,973
Total Specialty Phosphates	30,769	29,922
GTSP & Other	37	(1,005)
Total	$30,806	$28,917

Segment EBITDA % of net sales
Specialty Phosphates US & Canada	12.9%	14.9%
Specialty Phosphates Mexico	32.6%	18.9%
Total Specialty Phosphates	17.4%	15.8%
GTSP & Other	0.3%	(8.2)%
Total	16.2%	14.3%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,191	$6,939
Specialty Phosphates Mexico	2,192	2,098
Total Specialty Phosphates	8,383	9,037
GTSP & Other	899	834
Total	$9,282	$9,871

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended March 31, 2016 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	1.2%	(8.3)%	(7.1)%
Specialty Phosphates Mexico	(2.9)%	(1.4)%	(4.3)%
Total Specialty Phosphates	0.3%	(6.8)%	(6.5)%
GTSP & Other	(16.6)%	18.6%	2.0%
Total	(0.7)%	(5.2)%	(5.9)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	1.2%	(7.7)%	(6.5)%
Food & Technical Grade PPA	(1.7)%	(2.6)%	(4.3)%
STPP & Detergent Grade PPA	(1.9)%	(8.9)%	(10.8)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2,016	2,015
Cash flows (used for) provided from operating activities
Net income	12,842	11,943
Adjustments to reconcile net income to net cash (used for)
provided from operating activities:
Depreciation and amortization	9,282	9,871
Amortization of deferred financing charges	168	143
Deferred income tax provision	—	107
Share-based compensation	(9)	183
Changes in assets and liabilities:
Increase in accounts receivable	(12,170)	(9,930)
Decrease in inventories	6,072	8,268
Increase in other current assets	(9,617)	(2,719)
Increase (decrease) in accounts payable	6,310	(16,615)
Decrease in other current liabilities	(14,388)	(429)
Changes in other long-term assets and liabilities	(1,564)	1,271
Net cash (used for) provided from operating activities	(3,074)	2,093
Cash flows used for investing activities:
Capital expenditures	(8,024)	(5,911)
Net cash used for investing activities	(8,024)	(5,911)
Cash flows provided from financing activities:
Proceeds from exercise of stock options	9	189
Long-term debt borrowings	23,000	70,000
Long-term debt repayments	(5,001)	(1,001)
Excess tax (deficiency) benefit from exercise of stock options	(331)	273
Common stock repurchases and restricted stock forfeitures	—	(34,316)
Dividends paid	(9,256)	(10,198)
Net cash provided from financing activities	8,421	24,947
Effect of foreign exchange rate changes on cash and cash equivalents	206	(90)
Net change in cash	(2,471)	21,039
Cash and cash equivalents at beginning of period	17,905	36,207
Cash and cash equivalents at end of period	15,434	57,246

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$15,434	$17,905
Accounts receivable, net	91,888	79,743
Inventories	166,610	172,667
Assets held for sale	563	0
Other current assets	33,065	23,514
Total current assets	307,560	293,829
Property, plant and equipment, net	199,360	199,494
Goodwill	84,373	84,373
Intangibles and other assets, net	88,821	90,522
Total assets	$680,114	$668,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,001	$4,002
Accounts payable, trade and other	43,346	36,898
Other current liabilities	48,735	63,204
Total current liabilities	96,082	104,104
Long-term debt	225,834	207,665
Other long-term liabilities	22,175	23,189
Total stockholders’ equity	336,023	333,260
Total liabilities and stockholders’ equity	$680,114	$668,218

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

EBITDA is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes EBITDA is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines EBITDA as net income (loss) before interest, taxes, depreciation and amortization.